Exhibit 10.1

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”) is made this            day of February, 2004, by and among BEYOND THE WALL, INC., a Delaware corporation (the “Seller”), YOUTHSTREAM MEDIA NETWORKS, INC., a Delaware corporation (the “Parent”), CLIVE CORPORATION, INC., a Pennsylvania corporation (“Clive”) (the “Buyer”).

RECITALS:

A.                                   The Seller is engaged in the business of (a) selling posters and other products (i) at sales events at junior and four-year college campuses, high schools and other locations, (ii) at retail stores and (iii) over the Internet and other mediums, and (b) selling and custom framing of wall posters (i) at the wholesale level to other retailers and (ii) at the retail level (the “Business”).

B.                                     The Seller owns or leases the assets used in the conduct of the Business, including, without limitation, inventory, equipment, contract rights, intellectual property, customer and supplier lists and records.

C.                                     The Seller desires to sell and the Buyer desires to purchase certain assets of the Business and assume certain liabilities of the Business in accordance with the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the payments herein provided for and the covenants herein contained, the parties hereby agree as follows.

ARTICLE 1
SALE AND PURCHASE OF ASSETS

1.1                                 Transferred Assets.  On the terms and subject to the conditions of this Agreement, and for the consideration set forth in Article 3 (“Purchase Price”), the Seller shall on the Closing Date (as defined below), sell, transfer and convey to the Buyer, free and clear of any and all liens, claims, pledges, encumbrances, mortgages, security interests and charges of any kind (collectively, “Liens”), other than the Assumed Liabilities (as defined below), the Excluded Assets and any Liens created pursuant to this Agreement and the Agreement of Sale and Assignment Agreement (see Section 1.1(j)), all of the Seller’s right, title and interest in and to the following assets (collectively, the “Assets”):

(a)                                  Inventory.  All of the Business’ inventory as of the Closing Date, whether in the Seller’s possession, in transit to or from the Seller or held by any third party (the “Inventory”);

(b)                                 Contracts.  The following contracts and agreements:

(i)                                     All contracts and agreements (verbal or written) with colleges, universities, high schools and similar institutions which are in force as of the

Closing Date as identified on Schedule 1.1(b)(i), attached hereto (the “Customer Contracts”); and

(ii)                                  Those contracts and agreements which are identified on Schedule 1.1(b)(ii), attached hereto which the Buyer agrees to assume (the “Miscellaneous Contracts”).

(c)                                  Leases.  The leasehold interests in seventeen (17) leases for retail space identified on Schedule 1.1(c), attached hereto, including the security deposits thereunder (the “Assigned Leases”);

(d)                                 Tangible Property.  All tangible personal property, including all computers, related equipment and all fixtures and leasehold improvements located within the retail space contemplated by the Assigned Leases (the “Tangible Property”);

(e)                                  Intangible Property.  All intangible property, including all internet sites, domain names, telephone and fax numbers, computer software, trademarks and trade names;

(f)                                    Prepaid Items and Deposits.  All prepaid items of the Seller, including without limitation prepaid rentals, insurance, taxes and deposits relating to the Business and Seller’s operations, as identified on Schedule 1.1(f);

(g)                                 Accounts Receivable.  All accounts receivable of the Seller, including without limitation all trade account receivables arising from sales of inventory and services in the ordinary course of business;

(h)                                 “Trent Graphics” and “Beyond the Wall”.  All of Seller’s right, title and interest in and to the names “Trent Graphics” and “Beyond the Wall” and any derivatives thereof employed in the Business and all goodwill associated therewith;

(i)                                     Lists and Records.  All of the Seller’s books and records, customer and supplier lists, sales, cost and shipping records, research and development reports and records, production reports and records, service and warranty records, equipment logs, operating guides and manuals, advertising materials, promotional materials, studies, reports, correspondence and other lists and documents (other than the corporate minute books, stock books and stock transfer ledgers), of the Seller primarily or exclusively related to the Assets or the Business; and

(j)                                     Cash and Cash Equivalents.  All cash, restricted cash, cash equivalents and deposits in transit.

1.2                                 Excluded Assets.  There shall be excluded from the assets of the Seller to be transferred to the Buyer hereunder the following (the “Excluded Assets”):

(a)                                  all of the Seller’s leasehold interests not assigned to the Buyer at the Closing (collectively, the “Unassigned Leases”); and

(b)                                 the Real Property which is being sold by Seller to 1903 West Main Street Realty Management, LLC, a Pennsylvania limited liability company (“1903 LLC”) pursuant to a separate agreement substantially contemporaneous with the Closing under this Agreement.

ARTICLE 2
LIABILITIES

2.1                                 Assumption of Liabilities.  Upon the transfer of the Assets in accordance with this Agreement, the Buyer shall assume and agree to pay, discharge or perform, as appropriate, all of Seller’s obligations and liabilities as shown in the Financial Statements, including but not limited to those under the Assigned Leases, Customer Contracts, and accepted Miscellaneous Contracts, plus (a) all costs and expenses incurred or to be incurred by Seller in complying with Section 4.10 and Article 16 of this Agreement and (b) all costs, expenses and liabilities incurred in the ordinary course of Seller’s business from September 30, 2003 to and including the Closing Date (the “Assumed Liabilities”).  Notwithstanding the foregoing, Seller will pay for all professional fees and costs to prepare and file the tax returns and reports referred to in Section 4.10, but Buyer will pay all filing fees and costs, taxes, interest and penalties in connection therewith.

2.2                                 Retained Liabilities.  The Assumed Liabilities do not include the following: (a) Old Trade Payables set forth on Schedule 2.2(a), and (b) Accrued Lease Termination Costs, as set forth on Schedule 2.2(b) (collectively, the “Retained Liabilities”), which shall be retained by Seller, and paid, discharged and/or otherwise satisfied by Seller, at Seller’s option, without liability to the Buyer.

ARTICLE 3
PURCHASE PRICE

3.1                                 Purchase Price.  The aggregate purchase price for the Assets (other than the Real Property) shall be One Million Two Hundred Fifty Thousand Dollars and 00/100 ($1,250,000.00) (the “Purchase Price”) and the assumption by the Buyer of the Assumed Liabilities.

3.2                                 Payment at Closing.  At the Closing, the Buyer shall pay the Purchase Price to the Seller (a) One Hundred Fifty Thousand Dollars ($150,000.00) in immediately available funds; and (b) the balance of One Million One Hundred Thousand Dollars ($1,100,000.00) by way of a secured, subordinated promissory note (the “Note”) in the same form as that which is attached hereto as Exhibit “A”.   The security for the Note shall be provided for more fully in a security agreement (the “Security Agreement”), the form of which is attached hereto as Exhibit “B,” and a Mortgage against the Real Property, in form reasonably acceptable to the Seller.  So long as Buyer is not in default under the Note, Seller agrees to subordinate the Note to any secured debt incurred by Buyer, provided that the proceeds of such debt were or are used to finance Buyer’s purchase of the Assets and the Real Estate from Seller or are used to fund the operations of the Business acquired from Seller, the terms and conditions of the subordinated debt is commercially reasonable, and the maximum amount of subordinated debt does not exceed Seven Hundred Thousand Dollars ($700,000.00) in principal amount.

3.3                                 Allocation of the Purchase Price.  The Buyer and the Seller shall agree upon an allocation of the Purchase Price to the Assets prior to the Closing which allocation shall be set forth on Schedule 3.3.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF
THE SELLER AND THE PARENT

As of the date hereof, the Seller and, where specifically named, the Parent, make the following representations and warranties to the Buyer.

4.1                                 Organization, Existence and Standing of the Seller.  The Seller is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has full corporate power and authority to own or lease the Assets owned or leased by it, to carry on the Business as it is now conducted by it and to consummate the transactions contemplated by this Agreement.  The Seller is duly qualified to do business in all of the jurisdictions in which the nature of the Assets owned or leased by it, or the conduct of the Business conducted by it, requires it to be so qualified.

4.2                                 Organization, Existence and Standing of Parent.  The Parent is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation.

4.3                                 Corporate Authority.  The entering into and the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and thereby (a) will have been duly and validly authorized by any required corporate action of the Seller and the Parent, and (b) will constitute the legal, valid, and binding obligation of the Seller and the Parent, enforceable against it in accordance with their respective terms.

4.4                                 Financial Statements.  Copies of the Seller’s unaudited financial statements as of and for the fiscal year ended September 30, 2003 and any amendments thereto (the “Financial Statements”) have been delivered to the Buyer and are attached hereto as Schedule 4.4.  The Financial Statements have been prepared in accordance with generally accepted accounting principles applied on a consistent basis and fairly and accurately present the financial position of the Company as of the dates indicated and the results of the operations indicated.

4.5                                 Inventory.  The Inventory included in the Financial Statements consists only of products of a quality and quantity usable and saleable in the ordinary course of business.  The Seller is not in possession of any Inventory not owned by the Seller, including goods already sold.

4.6                                 Title to the Assets.  Except as set forth on Schedule 4.6, the Seller has good and marketable title, free and clear of any Liens, to all of the Assets, other than leased Tangible Property Assets and other than liens, if any, created pursuant to the Security Agreement referred to in the Management Agreement, all of which will be paid by Seller in the ordinary course of business.

4.7                                 Condition of Tangible Property.  The Tangible Property is in such condition and repair, reasonable wear and tear excepted, as is suitable (measured by industry standards) for the purposes for which it is  presently used in the Business.

4.8                                 Contracts.

(a)                                  The Seller has delivered to the Buyer or the Buyer has had access to accurate and complete copies of all of the Customer Contracts and accepted Miscellaneous Contracts.  All of the Customer Contracts and accepted Miscellaneous Contracts are in full force and effect and are valid, binding and enforceable in accordance with their terms.  Buyer acknowledges that many if not all of the Customer Contracts are short term agreements and expire around the end of September of each year, and must be renewed by mutual agreement of the parties.  Except as disclosed on Schedule 4.8(a), the Seller has in all material respects performed and is performing all obligations required to be performed by it under the Customer Contracts and the accepted Miscellaneous Contracts, and the Seller is not in default (with or without notice, the passage of time, or both) of any material obligations under any of the Customer Contracts or the accepted Miscellaneous Contracts.  Except as disclosed on Schedule 4.8(a), the Seller has not received any written notice of default under any of the Customer Contracts or the accepted Miscellaneous Contracts, nor to Seller’s knowledge, has any event occurred which with notice or lapse of time or both would constitute a default by the Seller thereunder.

(b)                                 Except as disclosed on the Schedule 4.8 (b) , the Seller has not received any written or verbal notice of intent to terminate any Customer Contract or any accepted Miscellaneous Contract.

4.9                                 Leases.  All improvements used by the Seller on the real properties which are subject to the Leases are, to the Seller’s knowledge: (a) in accordance with all applicable laws, ordinances, regulations, rules and orders (collectively, “Laws”), including, but not limited to, those applicable to zoning, environment and the establishment and maintenance of working conditions for labor, and (b) in reasonable condition of maintenance and repair, and are adequate, sufficient and suitable for their present uses and purposes.

4.10                           Tax Matters.  The Seller has filed or will file all tax returns and tax reports required to be filed by it with respect to the Business or the Assets, including, without limitation, those returns and reports pertaining to federal, state, provincial, local, foreign or other income taxes, gross receipt taxes, ad valorem taxes, transfer taxes, excise taxes, sales and use taxes, payroll taxes, withholding taxes, occupation taxes, property taxes and franchise taxes. All such tax returns and tax reports are or will be correct and complete, and all taxes, interest and penalties shown or claimed to be due thereon have been paid or will be paid when due, subject to the provisions of Section 11.1 hereof.  There are no Liens for taxes on the Assets or with respect to the Business.

4.11                           Environmental Matters.  Except as set forth on Schedule 4.11:

(a)                                  The Seller is not subject to any unsatisfied judgment, decree or order relating to (i) compliance with any applicable federal, state or local environmental Laws (collectively, the “Environmental Laws”) related to the Business or the Assets, (ii) the cleanup of regulated substances under any applicable Environmental Laws related to the Business or the Assets; or (iii) compliance with any permits required by Environmental Laws for the Seller to conduct the Business, as the Business is conducted on the Closing Date, or operate the Assets, as the Assets are operated as of the Closing Date;

(b)                                 There are no pending or, to the Seller’s knowledge, threatened suits, proceedings or claims by any third parties for damages, contribution, indemnification, costs or injunctive relief arising out of the presence of any regulated substances caused by the Seller in its operations;

(c)                                  To Seller’s knowledge, no spill, discharge, deposit, emission or other release or threat of release of any regulated substances caused by the Seller in its operations has occurred in violation of Environmental Laws; and

(d)                                 To Seller’s knowledge, the sale, transfer or exchange of the Business and the Assets will not trigger or has not triggered any obligation under any applicable Environmental Laws to make a filing, provide a notice, provide other disclosure or take any other action, or in the event that any such transaction-triggered obligation does arise or has arisen under any Environmental Laws, all such actions required thereby will have been taken, in compliance with applicable Environmental Laws, as of the Closing Date.

4.12                           No Breach of Contract, No Violations of Law, No Prior Approval.

(a)                                  Neither the execution and delivery of this Agreement nor compliance with its terms and provisions will conflict with, result in the breach or violation of, or constitute a default (with or without notice or lapse of time or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation under, any of the terms, conditions or provisions of (i) the Seller’s Certificate of Incorporation or Bylaws (or comparable charter documents); (ii) any Customer Contract, accepted Miscellaneous Contract or Assigned Lease except as identified on Schedule 4.12(a); or (iii) to Seller’s knowledge, any Laws applicable to the Seller or any of the Assets.  Except as identified on Schedule 4.12(a), neither the execution and delivery of this Agreement nor compliance with its terms and provisions will result in the creation or imposition of any Lien upon the Business or any of the Assets.

(b)                                 To Seller’s knowledge, other than those filings, permits, and other consents identified on Schedule 4.12(b), no filing with, or permit or consent of, any governmental authority or any other third party is required for the consummation by the Seller of the transactions contemplated by this Agreement.

4.13                           Litigation.  Except as set forth on Schedule 4.13, there is no pending or, to the Seller’s knowledge, threatened claim, litigation, proceeding or order of any court or governmental agency or arbitrator or governmental investigation relating to the Business or any of the Assets.

4.14                           Finders, Brokers and Investment Bankers.  No finder, broker or investment banker acting or who has acted on behalf of the Seller in connection with the transactions contemplated by this Agreement is entitled to receive any commission or finder’s fee in connection with such transactions, and no other person or entity is entitled to receive any commission or finder’s fee from the Seller in connection with such transactions.

4.15                           No Material Adverse Change.  Except as disclosed on Schedule, 4.15 and except as may be known to or done by Vango Management, LLC, its managers, members, employees or agents (collectively, “Vango”) in connection with Vango’s management and operation of Seller’s Business; since September 30, 2003, Seller has conducted its Business in the ordinary course and there has not occurred:

(a)                                  any material uninsured damage to, destruction or loss of any Asset;

(b)                                 any material revaluation by the Seller of any of the Assets, including, without limitation, writing down the value of Inventory;

(c)                                  any sale or transfer of a material amount of the Assets, other than sales of inventory in the ordinary course of business.

(d)                                 any license, transfer, pledge, mortgage or other disposition of, or granting of a Lien on, any Asset material to the operation of the Business, except in the ordinary course of business or except as may be discharged prior to the Closing;

(e)                                  any change in compensation payable to any employee other than in the ordinary course of business;

(f)                                    any change in the accounting methods, practices or policies used by the Seller, except as required by applicable accounting authorities;

 (g)                              any settlement or compromise of any material litigation or governmental investigation involving the Business or any Asset; or

(h)                                 any agreement, commitment or understanding, whether in writing or otherwise, for the Seller to take any of the actions specified in items (d), (e), (f) or (h) above.

4.16                           Governmental Permits and Licenses; Compliance with Laws.  To Seller’s knowledge, the Seller has all of the permits and other consents required to own the Assets and to carry on the Business as presently conducted, and, assuming proper action by the other party thereto or by the issuer thereof, all such permits and other consents are valid and in effect, and to Seller’s knowledge, neither the ownership of the Assets by the Seller, nor the operation of the Business by the Seller as it is presently conducted, violates any applicable law, rule or regulation.

4.17                           Insurance.  The Seller has adequately insured all of the Assets against loss or damage resulting from fire or other risks insured against by extended coverage and public liability insurance of a kind and in an amount customarily obtained by similar businesses.

4.18                           Employees; Labor Relations.

(a)                                  Schedule 4.18(a) sets forth, as of the date hereof, the names of all persons employed by the Seller in the conduct of the Business (the “Seller Employees”).

(b)                                 With respect to the Business, the Seller has not received any written notice of any unfair labor practice complaints or any other action, suit, complaint, charge, arbitration, inquiry, proceeding or investigation pending before the National Labor Relations Board or any other agency having jurisdiction thereof and, to the Seller’s knowledge, no such complaint has been threatened.  The Seller has not received any written notice of any activities or proceedings of any labor union (or representatives thereof) to organize any non union Seller Employees, or of any strikes, slowdowns, work stoppages, lockouts or threats thereof, by or with respect to any Seller Employees of the Seller and, to the Seller’s knowledge, within the twelve (12) months prior to the date of this Agreement, no such activities or proceedings are or were underway nor has the Seller been the subject of any strikes, slowdowns, work stoppages, lockouts or threats thereof.  With respect to the Seller Employees, except as set forth on the Schedule 4.18(b), there are no unsatisfied claims, grievances, arbitration proceedings, workers’ compensation proceedings.  The Seller is not a party to or otherwise bound by, any consent decree with, or citation by, any government agency relating to any Seller Employee or employment practices, wages, hours, and terms and conditions of employment with respect to the Business.

4.19                           Employee Benefits

(a)                                  With respect to the Seller, Schedule 4.19(a) lists all employee bonus, retirement, pension, profit sharing, stock option, stock appreciation, stock purchase, incentive, deferred compensation, hospitalization, medical, dental, vision, life and other health and disability, severance and termination plans, programs, arrangements, policies or practices providing for remuneration or benefits (collectively, “Employee Benefit Plans”).

(b)                                 Each Employee Benefit Plan has been maintained in all material respects in accordance with its terms and with the requirements prescribed by applicable Laws, including but not limited to Employee Retirement Income Security Act of 1974 (“ERISA”) and the Internal Revenue Code.

(c)                                  Except as set forth on Schedule 4.19(c), with respect to the Seller’s Employees, there are no pending material claims, actions, suits, arbitrations or other proceedings (other than routine claims for benefits), and to the Seller’s knowledge, there are no threatened claims, actions, suits, arbitration, or other proceedings (other than routine claims for benefits) against any Employee Benefit Plan.

(d)                                 To Seller’s knowledge, all contributions required to be made to an Employee Benefit Plan by law or by any Employee Benefit Plan document or contractual undertaking, and all premiums due or payable with respect to any insurance policy funding any Employee Benefit Plan for the time period through the date hereof, have been timely made or paid in full, or to the extent not required to be made or paid on or before the date hereof, have been reflected on the Financial Statements.  No liability under Title IV of ERISA or Section 302 of ERISA has been incurred by the Seller or any ERISA affiliate that has not been satisfied in full, and no condition exists that presents a material risk to the Seller or any ERISA affiliate of incurring any such liability.

(e)                                  No pension plan of Seller is a “multiemployer pension plan” within the meaning of Section 3(37) of ERISA and the Seller does not have any liability under ERISA for any complete or partial withdrawal from any such multiemployer plan.

4.20                           Liabilities.  Except as set forth and reserved for in the Financial Statements or as set forth on Schedule 4.20, the Seller has not received written notice of any outstanding claim, liability or indebtedness, absolute or contingent, or obligations of any nature, whether accrued, absolute, contingent, or otherwise, or to Seller’s knowledge, threatened, whether due or to become due, with respect to the Business, other than (a) liabilities incurred in the ordinary course and conduct of the Business since September 30, 2003 which do not involve borrowings, and (b) claims, liabilities or indebtedness of the type not required to be included in the Financial Statements or notes thereto in accordance with generally accepted accounting principles, but in no event in excess of $25,000.

4.21                           Intangible Property.  Schedule 4.21 contains a complete list of the trademarks, trade names, copyrights and logos used by the Seller.  To Seller’s knowledge, the Seller is not infringing upon any trademark, trade name, copyright or other rights of any third party; no proceedings are pending or threatened; and no claim has been received by the Seller alleging any such violation.  To the Seller’s knowledge, there is no violation by others of any right of the Company with respect to any trademark, trade name or copyright, but neither Seller nor Parent make any representation or warranty as to Seller’s right to use any of the trademarks, trade names, copyrights or logos used in its Business

4.22                           Books and Records.  The Seller has maintained the Business’ books and records in accordance with prudent business practices and all books and records of the Business accurately reflect the Business’ activities and operations.

4.23                           No Misrepresentation.  No representation or warranty by the Seller and/or the Parent in this Agreement (including Schedules and Exhibits) contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained in this Agreement not misleading. Provided, however, that to the extent any of the representations or warranties set forth above are known to Vango to be incorrect or inaccurate, then Buyer shall not be entitled to rely upon any such representation or warranty.

ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF THE BUYER

The Buyer makes the following representations and warranties to the Seller:

5.1                                 Organization, Existence and Standing of the Buyer.  The Buyer is a limited liability company duly organized and validly existing under the laws of the jurisdiction of its organization and has full corporate power and authority to own or lease its assets, to carry on its business as it is now conducted and to consummate the transactions contemplated by this Agreement.

5.2                                 Authority.  The entering into and the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and thereby (a) have been duly and validly authorized by requisite corporate or other required action of the Buyer, and (b) constitutes the legal, valid, and binding obligation of the Buyer, enforceable against it in accordance with their respective terms.

5.3                                 Authority.  The entering into and the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and thereby (a) have been duly and validly authorized by requisite corporate or other required action of the Buyer, and (b) constitutes the legal, valid, and binding obligation of the Buyer, enforceable against Buyer in accordance with the terms hereof.

5.4                                 No Breach of Contract, No Violations of Law, No Prior Approval.

(a)                                  Neither the execution and delivery of this Agreement nor compliance with its terms and provisions will conflict with, result in the breach or violation of, or constitute a default (with or without notice or lapse of time or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation under, any of the terms, conditions, or provisions of (i) the Buyer’s Certificate of Organization, Articles of Incorporation or Bylaws; (ii) any agreement or instrument to which the Buyer is a party or by which the Buyer is bound; or (iii) any Laws applicable to the Buyer.

(b)                                 No filing with, or permit or other consent of, any governmental authority or any other third party is required for the consummation by the Buyer of the transactions contemplated by this Agreement.

5.5                                 Litigation.  There is no pending, or to the Buyer’s knowledge, threatened claim, litigation, proceeding or order of any court or governmental authority or arbitrator or governmental investigation relating to the Buyer, its business or its assets which, if adversely determined, would, individually or in the aggregate, reasonably be expected to materially impair, hinder or otherwise materially and adversely affect the ability of the Buyer to effect the Closing, or to perform any of its material obligations under this Agreement.

5.6                                 Finders, Brokers and Investment Bankers.  No finder, broker or investment banker acting or who has acted on behalf of the Buyer in connection with the transactions contemplated by this Agreement is entitled to receive any commission or finder’s fee in connection with such transactions, and to the Buyer’s knowledge, no other person is entitled to receive any commission or finder’s fee from the Buyer in connection with such transactions.

5.7                                 No Misrepresentation.  No representation or warranty by the Buyer in this Agreement (including Schedules and Exhibits) contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained in this Agreement not misleading.

ARTICLE 6
COVENANTS OF THE SELLER

The Seller covenants and agrees with the Buyer as follows:

6.1                                 Conduct of Business Prior to the Closing Date.  From and after the date hereof until the Closing Date or earlier termination of this Agreement, Seller shall:

(a)                                  Carry on the Business in substantially the same manner as it has heretofore been conducted;

(b)                                 Maintain and keep the Assets in as reasonable condition and repair, reasonable wear and tear excepted, as the condition and repair the Assets are in as of the date hereof;

(c)                                  Not sell, lease, pledge, mortgage or otherwise dispose of or encumber any of the Assets except for the sale, lease, pledge, mortgage or disposal or encumbrance of any of the Assets, including Inventory, in the ordinary course of business which would not, individually or in the aggregate, be material to the operation of the Business.

(d)                                 Perform all of its obligations under the Customer Contracts, the accepted Miscellaneous Contracts and Assigned Leases;

(e)                                  Not (i) enter into any contract outside the ordinary course of business, (ii) modify or change any material contract, (iii) cancel any debts or waive any claims or rights where such cancellation or waiver would reasonably be expected to have a material adverse effect, or (iv) make any loan to, or enter into any business transaction, agreement, arrangement or understanding of any other nature with, any employee of the Business or any officer or director of the Seller, the Parent or any affiliate or associate of any such officer or director;

(f)                                    Not (i) grant any increases in wages, salaries or benefits of any of the Seller Employees except increases in the ordinary course of business in accordance with the Seller’s existing policies, (ii) enter into any employment agreements with respect to any employees of the Business, (iii) pay or agree to pay any pension, retirement allowance or other employee benefit not required by any existing plan, agreement or arrangement to any officer or employee of the Business, whether past or present, or (iv) with respect to the Seller’s Employees, commit to any additional pension, profit-sharing, bonus, incentive, deferred compensation, group insurance, severance pay, retirement or other employee benefit plan, agreement or arrangement, or to any employment or consulting agreement with or for the benefit of any Seller Employee, or to terminate or amend any of such plans or any of such agreements in existence on the date of this Agreement;

(g)                                 Not take any action that would prevent the transfer of the Assets to the Buyer at the Closing, pursuant to the terms of this Agreement, free and clear of all Liens;

(h)                                 Maintain its books, accounts and records with respect to the Business and the Assets in the usual, regular and ordinary manner, and comply with all Laws;

(i)                                     Keep and maintain all permits in full force and effect, continue their business pursuant to such permits and take all steps necessary to meet requirements on pending applications for permits;

(j)                                     Continue to operate and maintain the Business and the Assets in accordance with applicable Laws; and

(k)                                  Use commercially reasonable efforts consistent with sound business judgment to preserve intact its present business and organization, to retain the services of its present employees, to preserve its relationships with its customers, suppliers and others having business relationships with it.

Buyer acknowledge that Seller has engaged the services of Vango to manage and operate Seller’s Business.

6.2                                 Access by the Buyer to Properties and Records; Furnishing Information.  Following the date hereof, the Seller will make available to the Buyer and its representatives, from time to time as the Buyer may reasonably request, copies of all records, documentation and other data retained by the Seller, consistent with the Seller’s document retention policies and past practice, relating to the Business, the Assets and the Assumed Liabilities as may be reasonably required to enable the Buyer to defend against or assert claims related to or arising from ownership of the Assets, the assumption of the Assumed Liabilities and to handle tax and financial audits involving the Business and otherwise cooperate and assist, to the extent reasonably requested by the Buyer, with Buyer’s investigation of the properties, assets and financial condition related to the Seller and involving the Business; provided, however, that the Buyer agrees to hold such records in confidence, except to the extent required to defend or assert such claims and to handle such audits, and to return the same to the Seller promptly upon the conclusion of their use by the Buyer for the purposes herein specified.

6.3                                 Third-Party Consents.  Following the date hereof, the Seller shall use commercially reasonable efforts to obtain as expeditiously as possible all consents required to consummate the transactions contemplated under this Agreement, including those required by the Assigned Leases, the accepted Miscellaneous Contracts and the Customer Contracts. Neither Seller nor Parent guarantee that all such consents may be obtained.

6.4                                 Transfer of Warranties.  In the event that any of the Assets are under any warranty or vendor’s indemnification agreement from the manufacturer or the original seller thereof, the Buyer may be entitled to the benefit of the warranty or vendor’s indemnification agreement to the extent that the warranty or vendor’s indemnification agreement is available to the transferee, and the Seller shall, at Buyer’s expense, execute such instruments as may be required to transfer the warranty to the Buyer.

6.5                                 Negotiations with Third Parties.  From the date hereof through the Closing Date or earlier termination of this Agreement, neither the Seller nor any of its respective officers, directors, agents or employees will initiate or solicit proposals or conduct negotiations for the sale, transfer or other disposition of the Business or any of the Assets with any prospective purchasers other than the Buyer.

6.6                                 Insurance.  The Seller shall maintain in full force and effect all policies of insurance in effect in connection with the Assets and the Business on the date of this Agreement.

ARTICLE 7
CONDITIONS TO OBLIGATIONS OF THE BUYER

The obligations of the Buyer under this Agreement are subject to the satisfaction at or prior to the Closing Date of the following conditions, any of which may be waived in whole or in part by the Buyer in its sole discretion by delivery of a written notice to that effect to the Seller, which shall constitute a release by the Buyer with respect to such condition.

7.1                                 Assigned Leases; Estoppel Certificates.  As of the Closing Date, the Seller shall have obtained a fully executed Estoppel Certificate for each Assigned Lease listed on Schedule 7.1, attached hereto.  Each Estoppel Certificate shall be in a form reasonably satisfactory to the Buyer and shall provide that (i) the subject Lease is in full force and effect, (ii) all rent is current, and (iii) there are no other outstanding, past due obligations owed by the Seller.  Seller will use its best efforts to obtain the Estoppel Certificates, but does not guarantee that they will be obtained. The failure to obtain one or more of such Estoppel Certificates shall not be a breach by Seller, but may be a condition precedent to Buyer’s obligations at the Closing.

7.2                                 Corporate Approvals.  As of the Closing Date, the Seller and Parent shall have secured all authorizations made necessary by applicable corporate Laws and the Seller’s and Parent’s organizational documents (the “Corporate Approvals”).

7.3                                 Non-Competition Agreements.  As of the Closing Date, the Seller, the Parent and each of the Seller’s senior management team listed on Schedule 7.3 shall enter into three (3) year non-competition agreements, all of which shall be in the form attached as Exhibit “C” (the “Non-Competition Agreements”).

7.4                                 No Litigation.  At the Closing Date, no litigation, proceeding, investigation, or inquiry shall be pending or to Seller’s knowledge, threatened before any court or other governmental authority to enjoin or prevent the consummation of the transactions contemplated by this Agreement, or involving any of the Assets.

7.5                                 No Casualty.  Prior to the Closing Date, there shall not have occurred any single uninsured casualty in or to any of the Assets as a result of which the monetary amount of damage or destruction totals $50,000 or a lesser amount if such damage or destruction has or would reasonably be expected to have a material adverse effect, unless the Seller agrees to replace the damaged or destroyed Assets (at no cost to the Buyer) or unless the parties mutually agree to an adjustment in the Purchase Price.

7.6                                 Truth of Representations and Warranties.  The representations and warranties of the Seller and the Parent contained herein shall be true and correct in all material respects at and as of the Closing as if made as of the Closing.  The Seller and the Parent shall furnish the Buyer with appropriate officers’ certificates, dated the Closing Date, to that effect.

7.7                                 Performance by the Seller.  All of the covenants and agreements required by this Agreement to have been performed and complied with by the Seller and the Parent shall have been performed and complied with by the Seller and the Parent in all material respects prior to or on the Closing Date.  The Seller and the Parent shall have delivered to the Buyer appropriate officers’ certificates to that effect dated the Closing Date.

7.8                                 No Material Adverse Change.  There shall have not been any adverse change in the financial condition or property of the Business as such is currently conducted, the effect of which is materially adverse to the value of the Assets taken as a whole or materially adverse to the Business, the condition (financial or otherwise) or results of operations of the Business, in each case taken as a whole.

7.9                                 Other Deliverables.  The Seller shall have delivered to the Buyer those items set forth in Section 9.3 hereof, duly executed by the Seller.

ARTICLE 8
CONDITIONS TO OBLIGATIONS OF THE SELLER

The obligations of the Seller under this Agreement are subject to the satisfaction at or prior to the Closing Date of the following conditions, any of which may be waived in whole or in part by the Seller in its sole discretion by delivery of a written notice to that effect to the Buyer, which shall constitute a release by the Seller with respect to such condition.

8.1                                 No Litigation.  At the Closing Date, no litigation, proceeding, investigation, or inquiry shall be pending or threatened to enjoin or prevent the consummation of the transactions contemplated by this Agreement.

8.2                                 Truth of Representations and Warranties.  The representations and warranties of the Buyer, contained herein, shall be true and correct in all material respects at and as of the Closing as if made as of the Closing. Each Buyer shall have delivered to the Seller an appropriate officer’s certificate to that effect dated the Closing Date.

8.3                                 Performance by the Buyer.  All of the covenants and agreements required by this Agreement to have been performed and complied with by the Buyer shall have been performed and complied with by the Buyer in all material respects prior to or on the Closing Date.  The Buyer shall have delivered to the Seller an appropriate officer’s certificate to that effect dated the Closing Date.

8.4                                 Corporate Approvals.  As of the Closing Date, Parent and Seller shall have secured all of the Corporate Approvals.

8.5                                 Legal Opinion of Delaware Counsel.  Seller and Parent shall have received an unqualified opinion from Delaware counsel selected and paid for by Parent, to the effect that the sale of all or substantially all of the assets of Seller to Buyer as contemplated by this Agreement, does not require the approval of Parent’s shareholders, which opinion shall be reasonably acceptable to Parent’s Board of Directors. The condition set forth in this Section 8.5 can only be waived in a separate writing signed by Buyer and Parent.

8.6                                 Other Deliverables.  The Buyer shall have delivered to the Seller those items set forth in Section 9.2 hereof, duly executed by the Buyer.

ARTICLE 9
CLOSING

9.1                                 The Closing Date.  The Closing shall take place at the offices of  Hourigan, Kluger & Quinn, P.C., 600 Third Avenue, Kingston, PA 18704, at 5:00 p.m., on or before February 29, 2004, or at such other place, date and time as the parties may agree upon in writing.  Such date is herein called the “Closing Date.”    If all of the conditions specified in Articles 7 and 8 shall have been fulfilled or waived in writing by the Buyer or by the Seller, as the case may be, on or by the Closing Date, then, on the Closing Date, the Buyer and the Seller shall make the deliveries set forth in Sections 9.2 and 9.3, respectively.

9.2                                 Deliveries by the Buyer.  Subject to the terms and conditions of this Agreement, at the Closing, the Buyer shall deliver or cause to be delivered to the Seller or Parent, if so indicated:

(a)                                  the sum of One Hundred Fifty Thousand Dollars ($150,000.00) in immediately available funds;

(b)                                 to Parent, the amount, in immediately available funds, of any advances or loans made by Parent to Seller on or after November 30, 2003 to and including the Closing Date, unless otherwise separately agreed in writing between Parent, Seller and Buyer.

(c)                                  the executed Note and the Security Agreement;

(d)                                 a fully executed Assignment and Assumption Agreement in the form set forth on Exhibit “D”, attached hereto;

(e)                                  fully executed assignments of leases (the “Assignments of Leases”) in the form set forth on Exhibit “E”, attached hereto, for each of the Assigned Leases.

(f)                                    the Non-Competition Agreements;

(g)                                 resolutions of the Board of Directors of the Buyer, certified by an officer  of the Buyer, authorizing the execution of this Agreement and the transactions contemplated hereby and thereby;

(h)                                 the certificates referred to in Sections 8.2 and 8.3;

(i)                                     a certificate dated within thirty (30) days prior to the Closing Date from the Secretary of State of the state of organization of Buyer, certifying that the Buyer is validly existing and in good standing under the laws of said state;

(j)                                     a fully executed Agreement of Sale and Assignment with respect to the Real Property; and

(k)                                  a fully executed Mortgage against the Real Property, as partial security for the Note.

9.3                                 Deliveries by the Seller.  Subject to the terms and conditions of this Agreement, at the Closing, the Seller shall deliver or cause to be delivered to the Buyer:

(a)                                  a fully executed general assignment and bill of sale in the form set forth as Exhibit “F”;

(b)                                 a fully executed Assignment and Assumption Agreement;

(c)                                  the Assignments of Leases;

(d)                                 fully executed Estoppel Certificates as required by Section 7.

(e)                                  fully executed Non-Competition Agreements;

 (f)                                 resolutions of the Board of Directors of the Seller, certified by an officer of the Seller, authorizing the execution of this Agreement and the transactions contemplated hereby and thereby;

(g)                                 resolutions of the Board of Directors of the Parent, certified by an officer of the Parent, authorizing the execution of this Agreement and the transactions contemplated hereby and thereby;

(h)                                 the certificates referred to in Section 7.6 and 7.7;

(i)                                     a certificate dated within thirty (30) days prior to the Closing Date from the Secretary of State of the State of Delaware certifying that Seller is validly existing and in good standing under the laws of the State of Delaware;

(j)                                     the Security Agreement; and

(k)                                  a fully executed Agreement of Sale and Assignment with respect to the Real Property.

9.4                                 Rights to Possession.  The Buyer’s right to possession of the Assets shall commence at the close of business on the Closing Date, and the Buyer shall take possession of the Assets at the places they are located on the Closing Date.

ARTICLE 10
CERTAIN OTHER TRANSACTIONS

10.1                           Reimbursement to Buyer of Legal Fees, Costs and Expenses.  In the event the transactions contemplated by this Agreement do not close, the failure to close is not due to any material breach on the part of Buyer, and all conditions precedent to the obligations of Seller to close have been satisfied or waived (provided that the conditions set forth in Section 8.5 must be satisfied and cannot be waived except in a separate writing signed by Parent and Buyer), Parent and Seller agree to pay to Buyer all of its documented reasonable legal and other costs and expenses incurred in connection with the transactions contemplated by this Agreement, not to exceed Twenty-five thousand dollars ($25,000) in the aggregate.

10.2                           Indemnification from Prior Legal Fees and Costs.  Subject to the Closing, Buyer and Daniel Sirolly, jointly and severally, agree to defend, indemnify and hold Seller and Parent, and each of them, and each of their respective shareholders, directors, officers, agents, attorneys and representatives, free and harmless from any and all claims, suits, damages, liabilities, losses, costs and expenses (including attorneys’ fees), arising out of or related in any manner whatsoever to all prior efforts (“Prior Efforts”) of the Sirolly Brothers (defined below), jointly or severally, to acquire the Assets and/or the Real Property of Seller. As used herein, the term “Sirolly Brothers” shall mean Charles Sirolly, Daniel Sirolly, Thomas Sirolly and/or William Sirolly and/or any entity involved in the Prior Efforts to acquire such Assets and/or Real Property of Seller.

ARTICLE 11
SALES AND TRANSFER TAXES

11.1                           Sales and Transfer Taxes.  The Buyer shall be responsible for and shall pay all sales, use, transfer (or stamp duty) and documentary taxes and recording and filing fees, if any, including, without limitation, all state or county sales taxes and any other charges applicable to the transfer of the Assets and the assumption of the Assumed Liabilities provided for by this Agreement.

ARTICLE 12
SURVIVAL OF REPRESENTATIONS, WARRANTIES, COVENANTS AND
AGREEMENTS

12.1                           Survival of Representatives and Warranties.  The representations, warranties, covenants and agreements contained in this Agreement shall survive the Closing only for the applicable period set forth in this Article 12. All of the representations and warranties of the Seller and the Buyer contained in this Agreement and all unasserted claims and causes of action with respect thereto shall terminate two (2) years from the Closing Date, except that (i) the representations and warranties in Section 4.10 (Tax Matters) and Section 4.11 (Environmental Matters) shall terminate three (3) years from the Closing Date and (ii) the representations and warranties in Section 4.1 (Organization, Existence and Standing of the Seller), Section 4.2 (Corporate Authority), Section 4.6 (Title to the Assets), Section 5.1 (Organization, Existence and Standing of the Buyer), and Section 5.2 (Corporate Authority) shall survive the Closing Date indefinitely.

12.2                           Survival of Covenants and Agreements.  The covenants and agreements contained in this Agreement having specific time periods of applicability shall survive the Closing Date for the periods set forth therein.

12.3                           Notice of Claim.  In the event notice of any claim for indemnification is given (as provided for in Article 13 (Indemnification)) within the applicable survival period and not resolved within such period, the representations, warranties, covenants and agreements that are the subject of such indemnification claim shall survive until such time as such claim or claims are finally resolved but only with respect to the specific unresolved claim or claims made within the applicable survival period.

ARTICLE 13
INDEMNIFICATION

13.1                           Indemnification of the Buyer.  Subject to Article 12 (Survival of Representations, Warranties, Covenants and Agreements), the Seller and the Parent agree to indemnify the Buyer,  against any and all claims, demands or suits (by any person, including any governmental authority) losses, cost, liabilities or expenses, paid or incurred, whether or not relating to, resulting from or arising out of any third party claim, including the costs and expenses of any and all actions, suits, proceedings, demands, assessments, judgments, settlements, and compromises relating thereto and reasonable attorney’s fees in connection therewith (collectively, “Indemnified Losses”) incurred by the Buyer by reason of (a) any breach of any representation, warranty, covenant or agreement of the Seller or the Parent set forth in this Agreement or in any certificate furnished by the Seller or the Parent pursuant to this Agreement, (b) the assertion against the Buyer of any of the Retained Liabilities or (c) any liability arising from the Seller’s operations of the Business and Assets prior to the Closing Date, other than the Assumed Liabilities.  Provided, however, that Parent will only be liable under this Section 13.1 with respect to representations, warranties or covenants given or made by it.

13.2                           Indemnification of the Seller.  Subject to Article 12 (Survival of Representations, Warranties, Covenants and Agreements), the Buyer agrees to indemnify the Seller against any Indemnified Losses incurred by the Seller by reason of (a) any breach of any representation, warranty, covenant or agreement of the Buyer set forth in this Agreement, or in any certificate or other closing document furnished by the Buyer pursuant to this Agreement; (b) the assertion against the Seller of any of the Assumed Liabilities; or the operation of the Business by the Buyer after the Closing.

13.3                           Procedures for Claims.  Any Indemnified Party shall provide written notice (the “Claim Notice”) of any Indemnified Losses to the party from which it seeks indemnification (the “Indemnifying Party”) within fifteen (15) days of such party becoming aware of the existence of such Indemnified Losses stating the amount claimed to be due and payable or an estimate of the claim if contingent or unliquidated, the basis of the claim and the provision or provisions of this Agreement under which such claim is asserted.  Within fifteen (15) calendar days after receipt of the Claim Notice, the Indemnifying Party shall by written notice (the “Response Notice”) to the Indemnified Party either (a) concede liability in whole as to the amount claimed in such notice, (b) deny liability in whole as to such amount, or (c) concede liability in part and deny liability in part.  If the parties are not able to resolve any dispute over a claim brought under this Article 13 within fifteen (15) days after the receipt of a Response Notice denying liability in whole or in part, the Parties shall submit the dispute to a state or federal court (in accordance with Section 19.11 below).

13.4                           Third-Party Claims.

(a)                                  An Indemnifying Party shall have the right, exercisable by written notice to the Indemnified Party within fifteen (15) days of receipt of written notice from the Indemnified Party of the commencement of or assertion of any lawsuit filed or instituted against the Indemnified Party by a third party asserting any claim for which the Indemnifying Party may be responsible under this Agreement (each, a “Third Party Claim”), to assume and conduct the defense of each Third Party Claim with counsel selected by the Indemnifying Party and reasonably acceptable to the Indemnified Party; provided, however, that such Third Party Claim involves (and continues to involve) solely monetary damages (the “Litigation Condition”).

(b)                                 If the Indemnifying Party does not assume the defense of such Third Party Claim in accordance with this Section 13.4, the Indemnified Party may continue to defend the Third Party Claim.  If the Indemnifying Party has assumed the defense of a Third Party Claim as provided in this Section 13.4, the Indemnifying Party shall not be liable for any legal expenses subsequently incurred by the Indemnified Party in connection with the defense thereof; provided, however, that if (i) the Litigation Condition ceases to be met, or (ii) the Indemnifying Party fails to take reasonable steps necessary to defend diligently such Third Party Claim within fifteen (15) calendar days (or such shorter period as may be required to defend diligently such Third Party Claim) after receiving timely written notice from the Indemnified Party that the Indemnified Party believes the Indemnifying Party has failed to take such steps, the Indemnified Party may assume its own defense, and the Indemnifying Party shall be liable for all reasonable costs or expenses paid or incurred in connection therewith.

(c)                                  Without the Indemnified Party’s prior written consent, which consent will not be unreasonably withheld, the Indemnifying Party shall not consent to a settlement of, or the entry of any judgment arising from, any Third Party Claim.  If the Indemnifying Party does not assume the defense of any such Third Party Claim or litigation resulting from such claim in accordance with the terms of this Section 13.4, the Indemnified Party may defend against such claim or litigation in such manner as it may deem appropriate, including settling such claim or litigation, after giving notice of the same to the Indemnifying Party, on such terms as the Indemnified Party may deem appropriate.  If the Indemnifying Party seeks to question the manner in which the Indemnified Party defended such Third Party Claim or litigation resulting from such claim or the amount of or nature of any such settlement, the Indemnifying Party shall have the burden to prove  that the Indemnified Party did not defend such claim in a reasonably prudent manner.

13.5                           Payment of Amounts.  Subject to the limitations and requirements set forth in Section 13.6 below, if any amount is determined to be due and owing to a party as a result of any occurrence which gives rise to indemnification obligations under this Article 13, such amount shall be paid by the Indemnifying Party to the Indemnified Party in immediately available funds;

provided, however, that in the event it is determined that the Seller or the Parent owe the Buyer any sums under this Article 13 and such amount is not promptly paid, the Buyer may exercise its right to offset under the Note.

13.6                           Limitation on Indemnification.  The Buyer shall not be entitled to indemnification as set forth in this Article 13 until the aggregate amount of its Indemnified Losses exceeds Fifty Thousand and 00/100 Dollars ($50,000.00) (the “Basket Amount”), at which time, the Buyer shall be entitled to indemnification for all Indemnified Losses including the Basket Amount. Any indemnification with respect to the Real Property is not included in this Agreement and shall be solely as provided in the separate Agreement of Sale and Assignment of Real Property.

ARTICLE 14
TERMINATION

14.1                           Grounds.  Anything herein or elsewhere to the contrary notwithstanding, this Agreement may be terminated and the transactions contemplated hereby abandoned under any of the following circumstances:

(a)                                  At any time (by written notice delivered to the other party) prior to the Closing:

(i)                                     By the Buyer if the conditions set forth in Article 7 of this Agreement have become incapable of fulfillment on or before the Closing Date;

(ii)                                  By the Seller if the conditions set forth in Article 8 of this Agreement have become incapable of fulfillment on or before the Closing Date;

(iii)                               By the Seller or the Buyer if the Closing has not occurred on or prior to the Closing Date, unless the absence of such occurrence shall be due to the delay or failure of the party seeking to terminate this Agreement (or its subsidiaries or affiliates) to perform in all material respects each of its obligations under this Agreement required to be performed by it at or prior to the Closing.

(iv)                              By either the Buyer or the Seller, if a court of competent jurisdiction or governmental authority shall have issued an order, decree or ruling or taken any other action, in each case permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and through no failure, delay or fault of or breach by the terminating party, and such order, decree, ruling or other action shall have become final and nonappealable.

(b)                                 At any time by the mutual written consent of both the Buyer and the Seller.

14.2                           Effect.

(a)                                  If any of the conditions to the obligations of the Buyer in Article 7 or of the Seller in Article 8 have not been satisfied on or prior to the Closing Date, the Buyer or the Seller, as the case may be, shall have the right either (i) to terminate this Agreement pursuant to, and with liability allocated as set forth in this Article 14, or (ii) to waive and release their respective conditions and to proceed with the Closing and the consummation of the transactions contemplated by this Agreement without liability or further obligation with respect to the nonfulfillment of such condition, provided, however, that the provisions of Section 8.5 may only be waived by a separate written agreement signed by the Seller and Buyer.

(b)                                 In the event that this Agreement is terminated as permitted by Section 14.1, all obligations of the Seller and the Buyer hereunder shall terminate without liability or further obligations; except for the obligations, terms and conditions of Section 10.1.

(c)                                  Notwithstanding the foregoing, any confidentiality agreement entered into by the parties, and any other agreements between the parties that do not expressly provide for their termination, shall survive the termination of this Agreement.

ARTICLE 15
EXPENSES

Subject to Article 11 (Sales and Transfer Taxes), whether or not the transactions contemplated hereby are consummated, each of the Parties will, except in the case of any breach of the terms and provisions of this Agreement for which either the Buyer or the Seller, as the case may be, may be entitled to indemnification under Article 13 (Indemnification) hereof, pay its respective expenses, income and other taxes and costs (including, without limitation, the commissions, fees, disbursements and expenses of its investment bankers, attorneys, accountants and consultants) incurred by it in negotiating, preparing, closing and carrying out this Agreement and the transactions contemplated hereby and thereby.

ARTICLE 16
TAX CLEARANCE CERTIFICATES

Simultaneous with the Seller’s filing of its final tax returns in all states where it conducts business, the Seller shall deliver fully-completed applications for tax clearance certificates (the  “Tax Clearance Certificates”) to all applicable state taxing authorities.  Notwithstanding the above, in no event shall such tax clearance applications be filed with the applicable state taxing authorities later than September 30, 2004.  Thereafter, the Seller shall secure all of the Tax Clearance Certificates as promptly as possible and provide the Buyer with copies of each.

ARTICLE 17

MAINTENANCE OF BOOKS AND RECORDS

Subsequent to the closing, Buyer will, for a period of seven (7) years, maintain all books and records delivered or turned over to Buyer, in connection with the transactions contemplated by this agreement. Seller, and its representatives shall have access to such books and records (including the right to copy and make extracts) upon reasonable notice to Buyer, during business hours, in connection with, among other things, tax return preparation, filings and audits. Buyer shall reasonably cooperate with Seller and assist Seller with regard to Seller’s endeavors under this Article 17.

ARTICLE 18

EMPLOYEES

The Buyer shall have the right, but is not obligated to offer employment to some, or all of the Seller’s Employees upon such terms and conditions acceptable to the Buyer in its sole discretion.  Provided, however, that the Buyer shall be responsible for complying with the federal Worker Adjustment and Retraining Notification Act (“WARN Act”), and similar state laws, if applicable, and shall indemnify and hold the Seller and Parent free and harmless from any and all claims, suits, proceedings, damages, liabilities, losses, costs and expenses (including reasonable attorneys’ fees) in connection therewith.

ARTICLE 19

MISCELLANEOUS

19.1                           Notices.  Any notice, request, instruction, consent or other document to be given hereunder by either party hereto to the other party shall be in writing and delivered (a) personally, (b) by telecopy or (c) by a nationally recognized overnight carrier, or (d) by registered or certified mail, return receipt requested, postage prepaid, as follows:

If to the Buyer:	Clive Corporation, Inc.
1903 West Main Street
Stroudsburg, PA 18360
Attn: President

With a copy to:	Hoegen, Hoegen & Kelley, LLP
152 South Franklin Street
P. O. Box 346
Wilkes-Barre, PA 18703-0346

If to the Seller:	Beyond the Wall, Inc.
c/o YouthStream Media Networks, Inc.
244 Madison Avenue, PMB #358,
New York, New York 10016
Attn: President

With a copy to:	Ronald J. Grant, Esquire
Tilles, Webb, Kulla & Grant, ALC
433 North Camden Drive, Suite 1010
Beverly Hills, CA 90210

With a copy to:	Joseph E. Kluger, Esquire
Hourigan, Kluger & Quinn, P.C.
600 Third Avenue
Kingston, PA 18704

or at such other address for a party as shall be specified in writing by that party.  Notices shall be deemed received the same day (when delivered personally or by telecopy with receipt confirmation), the next business day (when delivered by overnight carrier) or five (5) days after mailing (when sent by registered or certified mail).

19.2                           Waiver; Remedies Cumulative.  The rights and remedies of the parties to this Agreement are cumulative and not alternative.  Neither any failure nor any delay by any party in exercising any right, power or privilege under this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege.  Any of the terms or conditions of this Agreement may be waived in writing at any time by the party which is entitled to the benefits thereof.  No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of such provision at any time in the future or a waiver of any other provision hereof.

19.3                           Captions.  The captions set forth in this Agreement are for convenience only and shall not be considered as part of this Agreement, nor affect in any way the meaning of the terms and provisions hereof.

19.4                           Successors and Assigns.  The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties hereto; provided, however, that this Agreement may not be assigned by any party without the express written consent of the other party hereto.

19.5                           Enforceability.  If any provision of this Agreement as applied to any party or to any circumstance shall be adjudged by a court to be invalid or unenforceable, the same shall in no way affect any other provision of this Agreement, the application of such provision in any other circumstances, or the validity or enforceability of this Agreement.  The parties intend this Agreement to be enforced as written.  If any such provision, or part thereof, however, is held to be unenforceable because of the duration thereof or the area covered thereby, the Seller and the Buyer agree that the court making such determination shall have the power to reduce the duration and/or area of such provision, and/or to delete the specific words or phrases, and in its amended form such provision shall then be enforceable and shall be enforced.  If any provision of this Agreement shall otherwise finally be determined to be unlawful, then such provision shall be deemed to be severed from this Agreement and every other provision of this Agreement shall remain in full force and effect.

19.6                           Counterparts.  This Agreement may be executed in more than one counterpart, each of which shall for all purposes be deemed to be an original and all of which shall constitute one and the same agreement.  A signature to this Agreement delivered by telecopy or other artificial means shall be deemed valid.

19.7                           Governing Law.  This Agreement shall in all respects be interpreted, construed and governed by and in accordance with the laws of the Commonwealth of Pennsylvania, without regard to principles of conflict of laws.

19.8                           Time of Essence.  Time shall be of the essence with respect to this Agreement.

19.9                           No Strict Construction.  The language used in this Agreement will be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction will be applied against either party.

19.10                     Public Announcements.  The Buyer and the Seller shall agree on the terms of the press releases to be issued upon the execution of this Agreement and shall consult with each other before issuing any other press releases with respect to this Agreement and the transactions contemplated hereby, including without limitation, any termination of this Agreement for any reason.  Parent shall not be subject to any limitations with regard to any filings or disclosure which are necessary, to comply with federal and/or state laws or regulations.

19.11                     Exclusive Jurisdiction and Consent to Service of Process.  The parties agree that any legal action, suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, shall be instituted in a federal or state court sitting in Monroe County, Pennsylvania, which shall be the exclusive jurisdiction and venue of said legal proceedings and each party hereto waives any objection which such party may now or hereafter have to the laying of venue of any such action, suit or proceeding, and irrevocably submits to the jurisdiction of any such court in any such action, suit or proceeding.  Any and all service of process and any other notice in any such action, suit or proceeding shall be effective against such party when transmitted in accordance with the notice provision herein.  Nothing contained herein shall be deemed to affect the right of any party hereto to serve process in any manner permitted by law.

19.12                     Miscellaneous.  As used in this Agreement, the Schedules and the Exhibits and as required by the context:  the singular and plural shall be deemed to include each other and each gender, to include all genders; the terms herein, hereof, and hereunder or other similar terms refer to this Agreement, in which they appear as a whole and not only to the particular sentence, paragraph, subsection or section in which any such term is used except as expressly more specifically limited; and words and phrases defined in this Agreement have the same meaning in the Schedules, Exhibits unless specifically provided to the contrary in any thereof.

19.13                     Entire Agreement; Amendment.  Except as set forth herein, this Agreement, including all Schedules and Exhibits hereto constitute the sole understanding of the parties with respect to the matters contemplated hereby and thereby and supersedes and renders null and void all other prior agreements and understandings between the parties with respect to such matters.  No amendment, modification or alteration of the terms or provisions of this Agreement, including all Schedules and Exhibits hereto, shall be binding unless the same shall be in writing and duly executed by the party against whom such would apply.

19.14                     Knowledge Defined.  Whenever the phrase to Seller’s knowledge is used in this Agreement, or words of similar import, it shall mean the actual knowledge of the following officers of Seller: Jonathan Diamond or Robert Weingarten. Whenever the phrase to Vango’s knowledge, or words of similar import, it shall mean the actual knowledge of Dan Sirolly or Kevin Wright.

19.15                     Legal Fees.   In the event legal action is instituted to enforce or interpret the provisions of this Agreement, the prevailing party shall be entitled to reasonable attorneys’ fees and all costs incurred.

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be duly executed and delivered by its duly authorized representatives as of the date first written above.

Beyond the Wall, Inc.	Clive Corporation, Inc.

By:	By:

Name:	Name:

Title:	Title:

YouthStream Media Networks, Inc.

By:
Daniel Sirolly, individually, as to
Name:	Section 10.2

Title:

LIST OF SCHEDULES AND EXHIBITS

Schedule	Subject Matter

1.1(b)(i)	List of Customer Contracts

1.1(b)(ii)	List of Miscellaneous Contracts

1.1 (c)	Assigned Leases

1.1(d)	Prepaid Items and Deposits

2.2(a)	Old Trade Payables

2.2(b)	Accrued Lease Termination Costs

3.3	Allocation of the Purchase Price

4.4	Unaudited Financial Statements of Seller, as of and for the fiscal year ended September 30, 2003

4.6	Lien exceptions

4.8(a)	Exceptions to performance under the Customer Contracts and Accepted Miscellaneous Contacts, notices of default

4.8(b)	Written notices of Customer’s intent to terminate

4.11	Exceptions to Environmental Representations and Warranties

4.12(a)	Breach of Customer Contacts and Miscellaneous Contracts

4.12(b)	Filings, permits, and other consents of any governmental authority or any other third party required for the consummation by the Seller of the transactions contemplated by this Agreement

4.13	Pending or threatened litigation

4.15	Exceptions to No Material Adverse Change

4.18(a)	List of the names of all persons employed by Seller in the conduct of its Business, as of the date of this Agreement

4.18(b)	Unsatisfied claims, grievances, arbitration proceedings, workers’ compensation proceedings with respect to Seller Employees

4.19(a)

List of all employee bonus, retirement, pension, profit sharing, stock option, stock appreciation, stock purchase, incentive, deferred compensation, hospitalization, medical, dental, vision, life and other health and disability, severance and termination plans, programs, arrangements, policies or practices providing for remuneration or benefits

4.19(c)	List of pending or threatened material claims, actions, suits, arbitrations or other proceedings (other than routine claims for benefits) against any Employee Benefit Plan

4.20	Exceptions to Liabilities, claims, or indebtedness shown on Financial Statements

4.21	List of trademarks, trade names, copyrights and logos used by Seller in the Business

7.1	See Schedule 1.1(c)

7.3	Members of Management Team of Seller and Partner required to enter into Non-Competition Agreements

Exhibits	Subject Matter

A	Form of Secured Promissory Note

B	Form of Security Agreement

C	Form of Non-Competition Agreement

D	Form of Assignment and Assumption Agreement

E	Form of Assignment of Leases

F	Form of General Assignment and Bill of Sale

EXHIBIT “A”

SECURED PROMISSORY NOTE

EXHIBIT “B”

SECURITY AGREEMENT

EXHIBIT “C”

NON-COMPETITION AGREEMENT

EXHIBIT “D”

ASSIGNMENT AND ASSUMPTION AGREEMENT

EXHIBIT “E”

ASSIGNMENT OF LEASE

EXHIBIT “F”

BILL OF SALE